Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 13, 2007, accompanying the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting included in the Annual Report of White Electronic Designs Corporation on Form 10-K for the year ended September 29, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of White Electronic Designs Corporation on Form S-3 (Nos. 333-105754 and 333-106737) and Form S-8 (Nos. 333-60544, 333-60536, 333-60546, 333-60548, 333-60542, 333-103292 and 333-132688).
/s/ GRANT THORNTON LLP
Phoenix, Arizona
December 13, 2007